LICENSE AGREEMENT

THIS LICENSE AGREEMENT (this “Agreement”) dated as of August 11, 2015 (the “Effective Date”), is entered into between IMPRIMIS PHARMACEUTICALS, INC., a Delaware corporation (“Imprimis”), having a place of business at 12264 El Camino Real, Suite 350, San Diego, California 92130, U.S.A., on the one hand, and ADVANCED DOSAGE FORMS, INC., a Canadian corporation (“ADF”), having a place of business at 3700 St-Patrick, suite 240, Montreal, Quebec, H4E 1A2, Canada, and JOHN DIGENOVA, an individual (“DiGenova”, and together with ADF, collectively, the “ADF Parties”), on the other hand. The parties hereby agree as follows:

1.	DEFINITIONS.

For the purposes of this Agreement, the following terms shall have the respective meanings set forth below:

1.1 “Affiliate” shall mean, with respect to any Person, any other Person which directly or indirectly controls, is controlled by, or is under common control with, such Person. A Person shall be regarded as in control of another Person if it owns, or directly or indirectly controls, more than fifty percent (50%) of the voting stock or other ownership interest of the other Person, or if it directly or indirectly possesses the power to direct or cause the direction of the management and policies of the other Person by any means whatsoever.

1.2 “Challenge” shall mean, with respect to any patent rights, directly or indirectly, (a) to assert in any court, patent office or other competent governmental authority that such patent rights are invalid or unenforceable in whole or in part, (b) to oppose the issuance of, or to challenge or seek to narrow the issued or applied for claims, scope or duration of, any claim of such patent rights, (c) to seek a declaratory judgment or similar relief that any product or service does not infringe any such patent rights or is licensed or otherwise authorized under this Agreement or otherwise, (d) to seek, request or otherwise take any action that results in the declaration, initiation or continuation of an interference or derivative proceeding, opposition, reexamination, post-grant review or inter partes review (or their equivalents) of such patent rights, or (e) to assist or cooperate with any other Person to do any of the foregoing.

1.3 “Confidential Information” shall mean, with respect to a party, all information and data that (a) is provided by or on behalf of such party to the other party under this Agreement, and if disclosed in writing or other tangible medium is marked or identified as confidential at the time of disclosure to the recipient, is acknowledged at the time of disclosure to be confidential, or otherwise should reasonably be deemed to be confidential, or (b) is derived by the recipient from the observation or use of the foregoing. Notwithstanding the foregoing, Confidential Information of a party shall not include that portion of such information and data which, and only to the extent, the recipient can establish by written documentation: (i) is known to the recipient as evidenced by its written records before receipt thereof from the disclosing party, (ii) is disclosed to the recipient free of confidentiality obligations by a third person who has the right to make such disclosure, (iii) is or becomes part of the public domain through no fault of the recipient, or (iv) the recipient can reasonably establish is independently developed by persons on behalf of the recipient without access to or use of the information disclosed by the disclosing party.

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1.4 “Field” shall mean the prevention or treatment of any ophthalmic disease, state or condition in humans.

1.5 “First Commercial Sale” shall mean, with respect to a Product, the first sale of such Product by ADF, its sublicensees or their respective Affiliates to customers who are not Affiliates in the Territory.

1.6 “Imprimis In-License” shall mean a license, sublicense or other agreement under which Imprimis has acquired, or hereafter acquires, rights to the Licensed IP Rights.

1.7 “Licensed Copyrights” shall mean, collectively, Imprimis’ rights in those certain copyrights in the Territory and copyrightable works (including without limitation all rights of authorship, use, publication, reproduction, distribution, performance, transformation, moral rights and rights of ownership of copyrightable works and all rights to register and obtain renewals and extensions of registrations, together with all other interests accruing by reason of international copyright), together with all registrations and applications therefor in the Territory, in and to the marketing, promotional and other materials relating to the Products or their use in the Field that are designated from time to time in writing by Imprimis for use by ADF under this Agreement.

1.8 “Licensed IP Rights” shall mean, collectively, the Licensed Copyrights, Licensed Know-How Rights, Licensed Marks and Licensed Patent Rights.

1.9 “Licensed Know-How Rights” shall mean, collectively, Imprimis’ rights in all trade secret and other know-how rights reasonably necessary for the formulation, making or use of the Products in the Territory in the Field.

1.10 “Licensed Marks” shall mean Imprimis’ rights in those certain trademarks, trade names, designs and markings, together with all registrations and applications therefor in the Territory, that are designated from time to time in writing by Imprimis for use by ADF under this Agreement.

1.11 “Licensed Patent Rights” shall mean, collectively, Imprimis’ rights in (a) all patent applications (including provisional patent applications) in the Territory, together with all divisional, continuation, continuation-in-part and substitute applications that claim priority to, or common priority with, the foregoing; and (b) all patents in the Territory issuing therefrom (including utility models, design patents and certificates of invention), together with all extensions, supplementary protection certificates, registrations, confirmations, reissues, reexaminations, inter partes reviews, post-grant reviews, restorations and renewals of or to any of the foregoing, in each case that claim, and only to the extent they claim the Products or the formulation, making or use thereof.

1.12 “Marketing Committee” shall mean the committee comprising representatives of Imprimis and ADF, described in Section 6.1 below.

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1.13 “Person” shall mean any individual, partnership, firm, corporation, association, trust, unincorporated organization or other entity, as well as any syndicate or group of any of the foregoing.

1.14 “Products” shall mean the final dosage and packaged formulations of the products (a) which are specifically described on Exhibit A, as amended or restated from time to time by mutual written agreement of the parties, and (b) the formulation, making, use, offer for sale or sale of which in the Territory is claimed or covered by a Valid Claim.

1.15 “Qualified Pharmacy” shall mean a compounding pharmacy facility that (a) is owned and operated by ADF or its sublicensed Affiliates, (b) has been expressly approved in writing in advance by Imprimis, and (c) is in strict compliance at all times with all applicable laws and regulations.

1.16 “Royalty Term” shall mean, with respect to a Product, the term for which the formulation, making, use, offer for sale or sale thereof in the Territory is claimed or covered by a Valid Claim.

1.17 “Sales” shall mean, with respect to a Product, the gross sales price of such Product invoiced by ADF, its sublicensees or their respective Affiliates to end user customers; provided, however, that Sales shall exclude (a) sales, use, value-added and other direct taxes incurred on the sale of such Product to such customers that are separately itemized, and (b) discounts, rebates and other price reductions for such Product given to such customers under price reduction programs that are consistent with price reductions given for similar products by ADF, its sublicensees or their respective Affiliates (as applicable) and are expressly approved in writing by Imprimis.

1.18 “Specifications” shall mean, with respect to each Product, the specifications for the formulation and making thereof provided by Imprimis from time to time.

1.19 “Supported Patent Rights” shall mean, collectively, (a) all patent applications (including provisional patent applications), together with all divisional, continuation, continuation-in-part and substitute applications that claim priority to, or common priority with, the foregoing; and (b) all patents issuing therefrom (including utility models, design patents and certificates of invention), together with all extensions, supplementary protection certificates, registrations, confirmations, reissues, reexaminations, inter partes reviews, post-grant reviews, restorations and renewals of or to any of the foregoing, in each case that use or are supported by data or information derived from the activities under this Agreement.

1.20 “Territory” shall mean Canada.

1.21 “Valid Claim” shall mean either (a) a claim of an issued and unexpired patent included within the Licensed Patent Rights which has not been held permanently revoked, unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and which has not been admitted to be invalid or unenforceable through reissue or disclaimer or otherwise, or (b) a claim of a pending patent application included within the Licensed Patent Rights, which claim was filed in good faith and has not been abandoned or finally disallowed without the possibility of appeal or refiling of such application.

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2.	REPRESENTATIONS AND WARRANTIES.

2.1 By Imprimis. Imprimis represents and warrants to the ADF Parties as follows:

2.1.1 Organization. Such party is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized.

2.1.2 Authorization and Enforcement of Obligations. Such party (a has the requisite power and authority and the legal right to enter into this Agreement and to perform its obligations hereunder; and (b) has taken all requisite action on its part to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder. This Agreement has been duly executed and delivered on behalf of such party, and constitutes a legal, valid, binding obligation, enforceable against such party in accordance with its terms.

2.1.3 Consents. All necessary consents, approvals and authorizations of all governmental authorities and other persons or entities required to be obtained by such party in connection with this Agreement have been obtained.

2.1.4 No Conflict. The execution and delivery of this Agreement and the performance of such party’s obligations hereunder (a) do not conflict with or violate any requirement of applicable laws, regulations or orders of governmental bodies; and (b) do not conflict with, or constitute a default under, any contractual obligation of such party.

2.2 By the ADF Parties. The ADF Parties represent and warrant to Imprimis as follows:

2.2.1 Organization. ADF is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized.

2.2.2 Competence and Capacity. DiGenova is an individual, resident of the Province of Québec, Canada, and competent to conduct his affairs and to enter into and perform his obligations under this Agreement. Curry has the capacity and the legal right to enter into this Agreement and to perform his obligations hereunder.

2.2.3 Authorization and Enforcement of Obligations. Such party (a) has the requisite power and authority and the legal right to enter into this Agreement and to perform its obligations hereunder; and (b) has taken all requisite action on its part to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder. This Agreement has been duly executed and delivered on behalf of such party, and constitutes a legal, valid, binding obligation, enforceable against such party in accordance with its terms.

2.2.4 Consents. All necessary consents, approvals and authorizations of all governmental authorities and other persons or entities required to be obtained by such party in connection with this Agreement have been obtained.

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2.2.5 No Conflict. The execution and delivery of this Agreement and the performance of such party’s obligations hereunder (a) do not conflict with or violate any requirement of applicable laws, regulations or orders of governmental bodies; and (b) do not conflict with, or constitute a default under, any contractual obligation of such party.

2.3 DISCLAIMER OF WARRANTIES. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN SECTION 2.1, IMPRIMIS MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, REGARDING THE LICENSED IP RIGHTS, OR ANY OTHER MATTER, INCLUDING WITHOUT LIMITATION, ANY REPRESENTATION OR WARRANTY REGARDING VALIDITY, ENFORCEABILITY, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR NONINFRINGEMENT.

3.	license.

3.1 Non-Exclusive License Grants to ADF.

3.1.1 On the terms and conditions of this Agreement, Imprimis hereby grants to ADF a non-exclusive license under the Licensed Know-How Rights and Licensed Patent Rights to formulate, make, use, offer for sale and sell the Products solely branded with the Licensed Marks and formulated and dispensed by Qualified Pharmacies to end user customers in the Territory for use in the Field.

3.1.2 On the terms and conditions of this Agreement, Imprimis hereby grants to ADF a non-exclusive license to use the Licensed Marks solely in the promotion, marketing and commercialization of the Products in the Territory for use in the Field as permitted hereunder.

3.1.3 On the terms and conditions of this Agreement, Imprimis hereby grants to ADF a non-exclusive license under the Licensed Copyrights to reproduce, prepare derivative works, distribute copies, display and perform the subject matter thereof solely in the promotion, marketing and commercialization of the Products in the Territory for use in the Field as permitted hereunder.

3.1.4 ADF shall have the right to grant sublicenses to Affiliates (without the right to grant further sublicenses with the prior express written consent of Imprimis. Any such sublicense shall be subject and subordinate to the terms and conditions of this Agreement. ADF shall cause each such Affiliate to fully comply with all terms and conditions of this Agreement applicable to ADF, and ADF shall be liable for any and all breaches thereof by any such Affiliate.

3.1.5 Except as expressly set forth in this Agreement, ADF and its Affiliates shall not, directly or indirectly, (a) formulate, make, use, offer for sale, sell or dispense the products specifically described on Exhibit A (as amended or restated from time to time by mutual written agreement of the parties), or (b) use or exploit the Licensed IP Rights other than as expressly licensed hereunder.

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3.2 Conversion to Exclusive License. Prior to December 31, 2015, the parties shall negotiate in good faith and attempt to reach mutual agreement on the terms and conditions upon which ADF would have the option to convert the licenses hereunder to exclusive. Such terms and conditions would include, without limitation, (a) diligence and market penetration conditions to convert, (b) annual diligence and market growth conditions to maintain exclusivity, and (c) an annual license fee of $50,000 payable to Imprimis (one-half (½) of which would be creditable against the royalties owing during such year).

3.3 Cross License to Imprimis. ADF hereby grants to Imprimis a royalty-free, perpetual, irrevocable, nonexclusive, worldwide license (with the right to grant sublicenses) under the Supported Patent Rights for all uses. Imprimis shall use commercially reasonable efforts to obtain a similar grantback license from any third party that enters into a license agreement with Imprimis for rights to formulate, make, use, offer for sale and sell any Product, and if Imprimis is unable to obtain such a grantback license from any such third party, then Imprimis shall not grant a sublicense to such third party under the license grant from ADF under this Section 3.3, and any such sublicense granted by Imprimis to such third party shall be void.

3.4 No Implied Licenses. Only licenses and rights expressly granted herein shall be of legal force and effect. No license or other right shall be created hereunder by implication, estoppel or otherwise.

4.	financial terms.

4.1 License Fee. On the Effective Date, the ADF Parties, joint and severally, shall pay to Imprimis the nonrefundable and noncreditable license fee of $10,000.

4.2 Royalties.

4.2.1 During the applicable Royalty Term, the ADF Parties, jointly and severally, shall pay to Imprimis royalties on each unit of Product sold by ADF, its sublicensees and their respective Affiliates equal to the greater of (a twenty percent (20%) of Sales for each such unit, and (b)(i) fifty dollars ($50) for each such unit of an injectable Product, or (ii) a mutually agreed amount (to be determined not less than ninety (90) days after the Effective Date by mutual written agreement of the parties after good faith negotiation) for each such unit of a topical Product.

4.2.2 If ADF, its sublicensees or their respective Affiliates sells a Product to a third party who also purchases other products or services from ADF, its sublicensees or their respective Affiliates, and ADF, its sublicensees or their respective Affiliates discounts the purchase price of such Product to a greater degree than it generally discounts the price of its other products or services to such customer, then in such case the Sales for the sale of such Product to such third party shall equal the arm’s length price that third parties would generally pay for such Product alone when not purchasing any other product or service from ADF, its sublicensee or their respective Affiliates. For purposes of this provision, “discounting” includes without limitation establishing the list price at a lower-than-normal level, or providing credits, allowances, discounts, rebates, chargebacks or other price reductions at a higher-than-normal level.

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4.3 Royalty Reports.

4.3.1 Within thirty (30) days after the end of each calendar quarter, ADF shall furnish to Imprimis a written report showing in reasonably specific detail (a) the gross invoiced sales price for each Product sold by ADF, its sublicensees and their respective Affiliates during such calendar quarter and the calculation of Sales therefrom; (b) the calculation of the royalties, if any, which shall have accrued based upon such Sales; (c) the exchange rates, if any, used in determining the amount of United States dollars; and (d) the name of the prescribing physician or ordering party for each such Product.

4.3.2 With respect to sales of a Product invoiced in United States dollars, all such amounts shall be expressed in United States dollars. With respect to sales of a Product invoiced in a currency other than United States dollars, all such amounts shall be expressed both in the currency in which the sale is invoiced and in the United States dollar equivalent. The United States dollar equivalent shall be calculated using the exchange rate (local currency per US$1) published in The Wall Street Journal, Western Edition, under the heading “Currency Trading” on the last business day of the applicable calendar quarter. All royalties payable hereunder shall be calculated based on Sales expressed in United States dollars.

4.3.3 ADF shall keep complete and accurate records in sufficient detail to properly reflect all gross sales and Sales and to enable the royalties payable to be determined.

4.3.4 All royalties shown to have accrued by each royalty report provided under this Section 4.3 shall be payable on the date such royalty report is due. Payment of royalties in whole or in part may be made in advance of such due date.

4.4 Audits. Upon the written request of Imprimis and not more than once in each calendar year, ADF shall permit an independent certified public accounting firm of nationally recognized standing, selected by Imprimis and reasonably acceptable to ADF, at Imprimis’ expense, to have access during normal business hours to such records of ADF as may be reasonably necessary to verify the accuracy of the royalty reports hereunder for any year ending not more than thirty-six (36) months prior to the date of such request. If such accounting firm concludes that additional royalties were owed during the audited period, ADF shall pay such additional royalties within thirty (30) days of the date Imprimis delivers to ADF such accounting firm’s written report so concluding. The fees charged by such accounting firm shall be paid by Imprimis; provided, however, if the audit discloses that the aggregate royalties payable by ADF for such period are more than one hundred five percent (105%) of the royalties actually paid for such period, then ADF shall pay the reasonable fees and expenses charged by such accounting firm. Imprimis shall treat all financial information subject to review under this Section 4.4 as confidential, and shall cause its accounting firm to retain all such financial information in confidence.

4.5 No Offsets, Credits or Deductions. Except as the parties otherwise mutually agree in writing, ADF shall make all payments hereunder without offset, credit or deduction of any type whatsoever or for any reason.

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4.6 Payment Method. All payments by ADF to Imprimis hereunder shall be in United States dollars in immediately available funds and shall be made by wire transfer to such bank account as designated from time to time by Imprimis to ADF.

5.	SPECIFIC OBLIGATIONS OF ADF.

5.1 Responsibility. On the terms and conditions of this Agreement, ADF shall be solely responsible, at its sole expense, for the formulation, making, use, offering for sale and sale of the Product in the Territory.

5.2 Specifications. ADF, its sublicensees and their respective Affiliates shall formulate, make and use, offer for sale, sell and the Products solely in accordance with the applicable Specifications.

5.3 Compliance with Laws and Quality Standards. ADF, its sublicensees and their respective Affiliates shall conduct all activities under this Agreement or relating to Products in accordance with (a) all applicable laws and regulations, (b) all quality standards, protocols and systems established by Imprimis from time to time therefor, and (c) the highest quality standards, protocols and systems for sterile ophthalmic compounding formulations in the Territory.

5.4 Diligence. ADF shall use commercially reasonable efforts to formulate, make, use, offer for sale and sell the Products in the Territory, and to meet the reasonably foreseeable market demand therefor. Without limiting the generality of the foregoing:

5.4.1 ADF shall employ and maintain a national commercial team (which shall include not less than the following full-time employees: three (3) dedicated sales directors, one (1) reimbursement/billing manager, and one (1) customer service representative) primarily dedicated to the promotion, marketing and sales of the Products in the Territory hereunder.

5.4.2 ADF shall promote, market and commercialize the Products throughout the Territory in each of the following four key market segments: cataract surgeons, LASIK/refractive surgeons, general ophthalmologists, and optometrists.

5.4.3 ADF shall cause members of such national commercial team annually to attend relevant national and regional ophthalmology conferences, such as conferences of the Canadian Ophthalmology Society.

5.4.4 ADF shall actively generate grass roots efforts (including by engaging the societies/advocacy groups and using social media) to facilitate Dropless and LessDrops discussion.

5.4.5 ADF shall achieve and maintain a market share of not less than 10% to 15% of the relevant market in the Territory for such products in the Territory on and after the first anniversary of the Effective Date.

A breach of this Section 5.4 shall be a material breach of this Agreement.

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5.5 Marketing, Promotion and Sales. ADF shall use only such marketing and other materials for the Products in the Territory as are expressly approved in writing in advance by Imprimis, are consistent in all respects with positioning of such Products by Imprimis, include all warnings and instructions applicable for the proper use of the Products, comply with all applicable laws and regulations in the Territory, and do not contain any claims regarding a Product or its performance that ADF does not reasonably demonstrate are supported by such Product or its performance. ADF shall not make any warranty or claim, express or implied, relating to any Product other than those contained in any marketing materials provided by Imprimis to ADF or otherwise expressly authorized in writing by Imprimis. ADF shall have the right to use, translate and make copies of marketing materials provided by Imprimis to ADF hereunder to the extent reasonably necessary to perform its obligations under this Agreement and subject to the terms and conditions of this Agreement. If Imprimis reasonably believes that any marketing or other materials for the Products for use in the Territory fail to fully comply with the terms and conditions of this Agreement, Imprimis shall give written notice thereof and ADF immediately shall cease to use such non-compliant materials.

5.6 Claims, Complaints and Incidents. ADF promptly shall notify Imprimis in writing of any claim, complaint or incident of which it becomes aware relating to patient injury, death, or serious public health threat relating to a Product.

5.7 Cost of Approval of Sublicensees and Qualified Pharmacies. Imprimis shall invoice ADF for the reasonable costs and expenses incurred or accrued by Imprimis in connection with any request to approve an Affiliate as a sublicensee or a compounding pharmacy facility as a Qualified Pharmacy hereunder, and the ADF Parties jointly and severally shall pay Imprimis such costs and expenses within thirty (30) days after the date of the applicable invoice.

6.	MARKETING Committee.

6.1 Membership. The Marketing Committee shall comprise an equal number of representatives of Imprimis and of ADF, as determined by mutual agreement of the parties. Each party shall appoint its representatives to the Marketing Committee from time to time, and may substitute one or more of its representatives, in its sole discretion, effective upon written notice to the other party of such change.

6.2 Purpose. The purpose of the Marketing Committee shall be (a) to facilitate the exchange of information between the parties regarding the promotion, marketing and sales of the Products hereunder, (b) to review and discuss the proposed marketing and other materials for the Products in the Territory, (c) to discuss any issues relating to the promotion, marketing and sales of the Products hereunder. The Marketing Committee shall have no authority to make decisions affecting this Agreement or the rights or obligations of the parties hereunder, but may make proposed recommendations only.

6.3 Meetings. The Marketing Committee shall meet at least once quarterly and otherwise on an as needed basis (as mutually determined by the parties). Such meetings shall be held on such dates and at such times and places as mutually agreed by the parties.

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7.	intellectual property rights.

7.1 Patent Rights.

7.1.1 Imprimis shall have the sole right, at its sole expense, to control the preparation, filing, prosecution, maintenance, enforcement and defense of the Licensed Patent Rights. Imprimis shall consider in good faith the interests of ADF in so doing. ADF shall assist Imprimis, upon request and at Imprimis’ sole expense, and to the extent commercially reasonable, in connection therewith.

7.1.2 ADF shall have the sole right, at its sole expense, to control the preparation, filing, prosecution, maintenance, enforcement and defense of the Supported Patent Rights. ADF shall consider in good faith the interests of Imprimis in so doing.

7.2 Copyrights. ADF hereby acknowledges that Imprimis or a Third Party has claimed, or may claim, copyright protection with respect to certain parts of the Products and the labels, inserts, studies, publications, promotional materials, and other materials related to the Products. ADF shall not knowingly take any action which is in any way inconsistent with Imprimis’ or such Third Party’s claim of copyright protection with respect to such items.

7.3 Marks. ADF shall use the Licensed Marks in accordance with such use restrictions provided from time to time by Imprimis. ADF shall not use any Licensed Marks, or any word, title, expression, trademark, design or marking that is confusingly similar thereto, other than in connection with the promotion, marketing and sale of the Products in the Territory on the terms and subject to the conditions of this Agreement. Without limiting the generality of the foregoing, ADF shall not use any Licensed Marks, or any word, title, expression, trademark, design or marking that is confusingly similar thereto, as part of its corporate or business name or in any other manner whatsoever and shall not register any trade mark or trade name (including any company name) which is identical to or confusingly similar to or incorporates the Imprimis Marks. Any goodwill associated with the Licensed Marks shall accrue to the sole benefit of Imprimis.

8.	CONFIDENTIALITY.

8.1 Confidentiality. During the term of this Agreement and for a period of five (5) years following the expiration or earlier termination hereof, each party shall maintain in confidence the Confidential Information of the other party, shall not use or grant the use of the Confidential Information of the other party except as expressly permitted hereby, and shall not disclose the Confidential Information of the other party except on a need-to-know basis to such party’s directors, officers, employees and consultants, to the extent such disclosure is reasonably necessary in connection with such party’s activities as expressly authorized by this Agreement. To the extent that disclosure to any person is authorized by this Agreement, prior to disclosure, a party shall obtain agreement of such person to hold in confidence and not disclose, use or grant the use of the Confidential Information of the other party except as expressly permitted under this Agreement. Each party shall notify the other party promptly upon discovery of any unauthorized use or disclosure of the other party’s Confidential Information.

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8.2 Terms of Agreement. Neither party shall disclose any terms or conditions of this Agreement to any third party without the prior consent of the other party; provided, however, that a party may disclose the terms or conditions of this Agreement, (a) on a need-to-know basis to its legal and financial advisors to the extent such disclosure is reasonably necessary, and (b) to a third party in connection with (i) an equity investment in such party, (ii) a merger, consolidation or similar transaction by such party, or (iii) the sale of all or substantially all of the assets of such party. Notwithstanding the foregoing, prior to execution of this Agreement, the parties have agreed upon the substance of information that can be used to describe the terms and conditions of this transaction, and each party may disclose such information, as modified by mutual written agreement of the parties, without the consent of the other party.

8.3 Permitted Disclosures. The confidentiality obligations under this Section 8 shall not apply to the extent that a party is required to disclose information by applicable law, regulation, court order or rules of a stock exchange or automated quotation system; provided, however, that such party shall provide advanced written notice thereof to the other party, consult with the other party with respect to such disclosure and provide the other party sufficient opportunity to object to any such disclosure or to request confidential treatment thereof (if applicable).

9.	indemnification AND INSURANCE.

9.1 By ADF. The ADF Parties, jointly and severally, shall indemnify and hold harmless Imprimis, and its directors, officers, employees and agents, from and against all losses, liabilities, damages and expenses, including reasonable attorneys’ fees and costs (collectively, “Liabilities”), resulting from any claims, demands, actions or other proceedings by any third party to the extent resulting from (a) the breach of any representation, warranty or covenant by ADF under this Agreement; (b) the use of the Licensed IP Rights by ADF, its sublicensees or their respective Affiliates; (c) the formulation, making, use, offer for sale or sale of a Product by or on behalf of ADF, its sublicensees or their respective Affiliates, customers or end-users; or (d) the use of the Confidential Information of Imprimis by ADF, its sublicensees or their respective Affiliates.

9.2 Procedure. If Imprimis intends to claim indemnification under this Section 9, it shall promptly notify ADF in writing of any claim, demand, action or other proceeding for which Imprimis intends to claim such indemnification, and ADF shall have the right to participate in, and, to the extent ADF so desires, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that the indemnitee shall have the right to retain its own counsel, with the fees and expenses to be paid by the ADF Parties, if representation of such indemnitee by the counsel retained by ADF would be inappropriate due to actual or potential differing interests between such indemnitee and any other party represented by such counsel in such proceeding. The obligations of this Section 9 shall not apply to amounts paid in settlement of any claim, demand, action or other proceeding if such settlement is effected without the consent of ADF, which consent shall not be withheld or delayed unreasonably. Imprimis, its employees and agents, shall reasonably cooperate with ADF and its legal representatives in the investigation of any claim, demand, action or other proceeding covered by this Section 9.

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9.3 Insurance. ADF shall maintain insurance, including comprehensive or commercial general liability and products liability insurance (contractual liability included), with respect to its activities under this Agreement in such amounts and with such limits as reasonable and customary in the industry, but with limits not less than the following: (a) each occurrence, one million dollars ($1,000,000); (b) products/completed operations aggregate, five million dollars ($5,000,000); (c) personal and advertising injury, one million dollars ($1,000,000); and (d) general aggregate (commercial form only), five million dollars ($5,000,000). ADF shall maintain such insurance for so long as it continues its activities under this Agreement, and thereafter for so long as it customarily maintains insurance for itself covering similar activities; provided, however, if such insurance is written on a claims-made form, it shall continue for not less than three (3) years following termination or expiration of this Agreement.

10.	TERM AND TERMINATION.

10.1 Term. This Agreement shall commence on the Effective Date and, unless earlier terminated pursuant to this Section 10, shall continue in effect until the expiration of ADF’s obligation to pay royalties hereunder.

10.2 Termination.

10.2.1 If a party has materially breached this Agreement, and such material breach shall continue for thirty (30) days after written notice of such breach was provided to the breaching party by the nonbreaching party, the nonbreaching party shall have the right at its option to terminate this Agreement effective at the end of such thirty (30) day period.

10.2.2 If ADF or any of its Affiliates Challenges any of the patent rights owned by or licensed to Imprimis or its Affiliates relating to the Products, then unless, within thirty (30) days after written notice thereof by Imprimis, ADF withdraws or causes to be withdrawn all such Challenges, this Agreement automatically shall terminate upon the expiration of such thirty (30) day period.

10.2.3 ADF may terminate this Agreement at any time upon ninety (90) days prior written notice to Imprimis.

10.3 Effect of Expiration or Termination.

10.3.1 Expiration or termination of this Agreement shall be without prejudice to any rights which shall have accrued to the benefit of a party prior to such expiration or termination. Without limiting the foregoing, Sections 2.3, 3.1.5, 3.3, 3.4, 4.3, 4.4, 5.6, 6, 8, 9, 10.3 and 11 shall survive any expiration or termination of this Agreement.

10.3.2 Except as otherwise expressly set forth in this Agreement, promptly upon the expiration or earlier termination of this Agreement, each party shall return to the other party all tangible items regarding the Confidential Information of the other party and all copies thereof; provided, however, that each party shall have the right to retain one (1) copy for its legal files for the sole purpose of determining its obligations hereunder.

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10.3.3 Following the expiration or termination of this Agreement, ADF and its Affiliates shall not, directly or indirectly, (a) formulate, make, use, offer for sale, sell or dispense the products specifically described on Exhibit A (as amended or restated from time to time by mutual written agreement of the parties), or (b) use or exploit the Licensed IP Rights.

11.	miscellaneous.

11.1 Governing Law. This Agreement shall be governed by, interpreted and construed in accordance with the laws of the State of California, without regard to the conflicts of law principles thereof. Any legal action or other proceeding to resolve any dispute arising from or relating to this Agreement shall be brought only in the courts of the State of California, located in San Diego County, or the federal court of the United States of America, located in San Diego, California. Each party expressly consents to the exclusive personal jurisdiction and venue of such courts for the purpose of any such legal action or other proceeding.

11.2 Waiver. No waiver by a party hereto of any breach or default of any of the covenants or agreements herein set forth shall be deemed a waiver as to any subsequent and/or similar breach or default.

11.3 Assignment. Neither this Agreement nor any right or obligation hereunder may be assigned or delegated, in whole or part, by either party without the prior express written consent of the other; provided, however, that either party may, without the written consent of the other, assign this Agreement and its rights and delegate its obligations hereunder in connection with the transfer or sale of all or substantially all of its business, or in the event of its merger, consolidation, change in control or similar transaction. Any permitted assignee shall assume all obligations of its assignor under this Agreement. Any purported assignment in violation of this Section 11.3 shall be void.

11.4 Independent Contractors. The relationship of the parties hereto is that of independent contractors. The parties hereto are not deemed to be agents, partners or Marketing venturers of the others for any purpose as a result of this Agreement or the transactions contemplated thereby.

11.5 Further Actions. Each party shall execute, acknowledge and deliver such further documents and instruments and to perform all such other acts as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

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11.6 Notices. All requests and notices required or permitted to be given to the parties hereto shall be given in writing, shall expressly reference the section(s) of this Agreement to which they pertain, and shall be delivered to the other party, effective on receipt, at the appropriate address as set forth below or to such other addresses as may be designated in writing by the parties from time to time during the term of this Agreement.

If to Imprimis:	Imprimis Pharmaceuticals, Inc.
12264 El Camino Real, Suite 350
San Diego, California 92130, U.S.A.
Attn: Gary W. Seelhorst

With a copy to:	Morrison & Foerster LLP
12531 High Bluff Drive, Suite 100
San Diego, California 92121, U.S.A.
Attention: Mark R. Wicker

If to the ADF Parties:	Advance Dosage Forms, Inc.
3700 St-Patrick, suite 240
Montreal, Quebec, H4E 1A, Canada
Attn: John Di Genova

With a copy to:	John Di Genova
5858 Côte des Neiges , suite 400,
Montreal, Quebec H3S 1Z1, Canada

11.7 No Consequential Damages. IN NO EVENT SHALL A PARTY BE LIABLE FOR SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES ARISING OUT OF THIS AGREEMENT OR THE EXERCISE OF ITS RIGHTS HEREUNDER, INCLUDING WITHOUT LIMITATION LOST PROFITS ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF SUCH DAMAGES. NOTHING IN THIS SECTION 11.7 IS INTENDED TO LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF EITHER PARTY UNDER SECTION 9 ABOVE.

11.8 Imprimis In-Licenses. Notwithstanding anything to the contrary in this Agreement, the grant of rights by Imprimis under this Agreement shall be subject to and limited in all respects by the terms of the applicable Imprimis In-License(s) pursuant to which Imprimis acquired Licensed IP Rights, and all rights or sublicenses granted under this Agreement shall be limited to the extent that Imprimis may grant such rights and sublicenses under such Imprimis In-Licenses.

11.9 Complete Agreement. This Agreement constitutes the entire agreement between the parties regarding the subject matter hereof, and all prior representations, understandings and agreements regarding the subject matter hereof, either written or oral, expressed or implied, are superseded and shall be and of no effect.

11.10 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original and together shall be deemed to be one and the same agreement.

11.11 United States Dollars. Except as otherwise expressly specified herein, all amounts specified herein are expressed in United States dollars.

11.12 Headings. The captions to the several sections hereof are not a part of this Agreement, but are included merely for convenience of reference only and shall not affect its meaning or interpretation.

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IN WITNESS WHEREOF, the parties hereto have each caused this Agreement to be executed by their duly-authorized representatives as of the Effective Date.

IMPRIMIS PHARMACEUTICALS, INC.

	By:	/s/ Mark L. Baum

	Name:	Mark L. Baum

	Title:	CEO

ADVANCED DOSAGE FORMS, INC.

	By:	/s/ John Di Genova

`	Name:	John Di Genova

	Title:	President

/s/ John DiGenova
JOHN DIGENOVA

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EXHIBIT A

PRODUCTS

Short Name	Long Name	Notes

Injectable

Tri-Moxi	triamcinolone acetonide 15 mg/mL, moxifloxacin hydrochloride 1 mg/mL	single use 1 mL vial

Tri-Moxi-Vanc	triamcinolone acetonide 15 mg/mL, moxifloxacin hydrochloride 1 mg/mL, vancomycin 10 mg/mL	single use 1 mL vial

Dex-Moxi	dexamethasone sodium phosphate 1 mg/mL, moxifloxacin hydrochloride 5 mg/mL	single use 1 mL vial

Topical

Pred-Moxi Drops	prednisolone acetate 1%, moxifloxacin hydrochloride 0.5%	3 mL sterile preservative free ophthalmic drops

Tri-Moxi Drops	triamcinolone acetonide 1.5%, moxifloxacin hydrochloride 0.5%	3 mL sterile preservative free ophthalmic drops

Pred-Ketor Drops	prednisolone acetate 1%, ketorolac tromethamine 0.4%	3 mL sterile preservative free ophthalmic drops

Pred-Moxi-Ketor Drops	prednisolone acetate 1%, moxifloxacin hydrochloride 0.5%, ketorolac tromethamine 0.4%	3 mL sterile preservative free ophthalmic drops

Pred-Moxi Drops	prednisolone acetate 1%, moxifloxacin hydrochloride 0.5%	6 mL sterile ophthalmic drops w/preservatives

Pred-Ketor Drops	prednisolone acetate 1%, ketorolac tromethamine 0.4%	6 mL sterile ophthalmic drops w/preservatives

Pred-Moxi-Ketor Drops	prednisolone acetate 1%, moxifloxacin hydrochloride 0.5%, ketorolac tromethamine 0.4%	6 mL sterile ophthalmic drops w/preservatives

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